Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 (File No. 333-216009) of Xcel Brands, Inc. of our report dated March 23, 2017, on our audits of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended, which report is included in the Annual Report on Form 10-K of Xcel Brands, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

New York, New York

April 10, 2017